`	FOR IMMEDIATE RELEASE
CONTACTS

Financial: Chris Sammons, 225-932-2546

Media: Sean Clancy, 225-987-7129

SHAW INCREASES CREDIT FACILITY TO $1 BILLION

Baton Rouge, La., January 15, 2008 — The Shaw Group Inc. (NYSE: SGR) announced today that it has increased its existing credit facility to $1 billion from $850 million. Shaw also has received approval from its lenders to seek additional commitments that could increase the credit facility to $1.25 billion without further amendment.

“We appreciate the confidence and the continued support of our lenders evidenced by the increase in our credit facility,” said Brian K. Ferraioli, executive vice president and chief financial officer of Shaw. “Shaw has nearly $500 million of cash on hand and the increased facility will be used primarily for letters of credit to support our continued business growth. Our fiscal 2007 revenues of $5.7 billion were 20 percent higher than in 2006, and we forecast our 2008 revenues to increase by an additional 20 percent to approximately $7 billion.”

The amended credit facility retains its original maturity date of April 25, 2010, and other substantive terms of the original agreement remain unchanged. No borrowings are outstanding under the facility, which is currently being utilized for the issuance of letters of credit frequently required in the engineering and construction industry.

The Shaw Group Inc. is a leading global provider of technology, engineering, procurement, construction, maintenance, fabrication, manufacturing, consulting, remediation and facilities management services for government and private sector clients in the energy, chemical, environmental, infrastructure and emergency response markets. A Fortune 500 company with nearly $6 billion in annual revenues, Shaw is headquartered in Baton Rouge, La., and employs approximately 27,000 people at its offices and operations in North America, South America, Europe, the Middle East and the Asia-Pacific region. For further information, please visit Shaw’s Web site at www.shawgrp.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  The statements contained herein that are not historical facts (including without limitation statements to the effect that the Company or its management “believes,” “expects,” “anticipates,” “plans” or other similar expressions) and statements related to revenues, earnings, backlog or other financial information or results are forward-looking statements based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company.  There can be no assurance that future developments affecting the Company will be those anticipated by the Company.  These forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions and are subject to change based upon various factors.  Should one or more of such risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  A description of some of the risks and uncertainties that could cause actual results to differ materially from such forward-looking statements can be found in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including its Form 10-K and Form 10-Q reports, and on the Company’s Web site under the heading “Forward-Looking Statements.”  These documents are also available from the Securities and Exchange Commission or from the Investor Relations department of Shaw.  For more information on the company and announcements it makes from time to time on a regional basis, visit our Web site at www.shawgrp.com.

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